EXHIBIT 99.1

PRESS RELEASE

Contact: Chris Reid 732.509.9160 creid@arbinet.com

Arbinet Announces First Quarter 2005 Financial Results

Company Reports Q1 Fee Revenues of $12.3 Million

Achieves Q1 Net Income of $1.3 Million

New Brunswick, NJ, May 4, 2005 - Arbinet-thexchange, Inc. (NASDAQ: ARBX), the world’s leading electronic market for trading, routing, and settling communications capacity, reported financial results for its first quarter ended March 31, 2005.

First quarter 2005 fee revenues were $12.3 million, an increase of 22% over the $10.1 million in the first quarter 2004. First quarter 2005 net income was $1.3 million, an increase of 55% over the $0.8 million in the first quarter 2004. Arbinet Members bought and sold 3.0 billion minutes on Arbinet’s marketplace in the first quarter of 2005, up 28% from 2.4 billion minutes in the first quarter 2004.

“Arbinet’s growth has historically occurred in step functions as market supply and demand adjust,” said Curt Hockemeier, Arbinet president and chief executive officer. “Our first quarter results were flat compared to the fourth quarter, but our fourth quarter results were at the high end of our historical quarterly growth rates. Over the past three years our quarter-over-quarter minutes growth has varied based on the liquidity in thexchange and our long-term growth has remained strong.”

The Company enjoyed record trading volume in March when Members bought and sold 1.106 billion minutes and April volume was 34% ahead of April, 2004 volume. Arbinet reaffirms its 2005 outlook of fee revenues within a range of $58 million to $64 million and net income within a range of $19 million to $23 million.

Quarterly Conference Call

Arbinet will host a conference call to discuss first quarter 2005 results at 5:00 p.m. Eastern Daylight Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.arbinet.com. In addition, an archive of the webcast will be accessible through the same link.

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, anonymously buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), including statements about the Company’s growth and future operating results. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange and mobile on thexchange services); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; competitive factors; system failures, human error and security breaches could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s 10-K and other filings which have been filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

120 Albany St. Tower II, Suite 450, New Brunswick, NJ 08901

phone: 732-509-9100, fax: 732-509-9101

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© Copyright 2005 by Arbinet-thexchange, Inc.

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2004	2005
Trading revenues	$107,776,141	$124,432,314
Fee revenues	10,120,929	12,310,432

Total revenues	117,897,070	136,742,746
Cost of trading revenues	107,743,571	124,232,807

	10,153,499	12,509,939

Costs and expenses
Operations and development	3,033,633	3,627,991
Sales and marketing	1,274,686	1,757,643
General and administrative	2,162,012	2,816,483
Depreciation and amortization	2,049,680	2,532,126

Total costs and expenses	8,520,011	10,734,243

Income from operations	1,633,488	1,775,696

Interest income (expense), net	(726,226)	159,034
Other income (expense), net	(71,487)	(548,636)

Income before income taxes	835,775	1,386,094
Provision for income taxes	—	91,482

Net income	$835,775	$1,294,612

Preferred stock dividends and accretion	(1,690,542)	—

Net (loss) income attributable to common stockholders	$(854,767)	$1,294,612

Earnings per share
Basic	$(0.41)	$0.05

Diluted	$(0.41)	$0.05

Pro Forma Diluted	$0.04	N/A

Weighted average number of common shares
Basic	2,092,061	24,429,386
Diluted	2,092,061	26,111,278
Pro Forma Diluted	19,083,195	N/A

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2004	As of March 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$53,532,660	$40,307,528
Marketable securities	—	14,198,000
Trade accounts receivable, net	27,351,810	27,804,182
Other current assets	2,369,746	1,873,032

Total current assets	83,254,216	84,182,742

Property and equipment, net	24,689,053	24,417,272
Other long-term assets	6,923,671	6,700,238

Total Assets	$114,866,940	$115,300,252

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable	$15,645,826	$15,927,364
Deferred revenue	4,314,006	5,070,151
Accrued expenses and other current liabilities	9,445,247	8,223,225
Short-term debt obligations	1,924,023	1,886,705

Total current liabilities	31,329,102	31,107,445

Other long-term liabilities	8,299,972	7,571,083

Total Liabilities	39,629,074	38,678,528

Stockholders’ Equity	75,237,866	76,621,724

Total Liabilities & Stockholders’ Equity	$114,866,940	$115,300,252

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$835,775	$1,294,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,049,680	2,532,126
Amortization of deferred compensation	20,950	31,054
Non-cash interest on redeemable preferred stock	417,510	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	321,450	(652,103)
Other assets	422,980	896,413
Accounts payable	2,673,360	305,112
Deferred revenue, accrued expenses and other current liabilities	(665,766)	(394,660)
Other long-term liabilities	(255,063)	(267,193)

Net cash provided by operating activities	5,820,876	3,745,361

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(794,558)	(2,227,737)
Purchases of marketable securities	—	(14,198,000)

Net cash used in investing activities	(794,558)	(16,425,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of indebtedness, net	(4,799,126)	(186,825)
Issuance of common stock	7,989	3,959
Loans made to stockholders, net of repayments	119,976	—
Net payments on obligations under capital leases	(761,793)	(312,189)

Net cash used in financing activities	(5,432,954)	(495,055)

Effect of foreign exchange rate changes on cash	27,451	(49,701)

Net decrease in cash and cash equivalents	(379,185)	(13,225,132)

Cash and cash equivalents, beginning of period	17,147,245	53,532,660

Cash and cash equivalents, end of period	$16,768,060	$40,307,528